THIS SETTLEMENT AGREEMENT is made on 27 February 2020

BETWEEN:

(1) COTY MANAGEMENT B.V., a private limited liability company incorporated under the laws of the Netherlands, having its registered seat in Amsterdam, the Netherlands, and its office address at Schiphol Boulevard 393 Toren B, 1118 BJ Schiphol, the Netherlands, hereinafter: the Company; and

(2) PIERRE LAUBIES, born on 4 August 1956, of Herengracht 56, 1015 BP Amsterdam hereinafter: the Executive;

The Company and the Executive together referred to as the Parties and each of them individually as the Party.

WHEREAS:

a.the Executive entered into the employment of Coty Services UK Limited with effect from 12 November 2018 which employment was transferred to the Company with effect from 1 January 2020. The Executive currently holds the position of Chief Executive Officer;

b.a difference of opinion has arisen between the Parties in relation to the policy of the Company which they have not been able to resolve;

c.the Parties have now come to the conclusion that termination of the employment is therefore inevitable;

d.the Parties emphasize that the reason for termination is not an urgent cause (dringende reden) as referred to in article 7:678 of the Dutch Civil Code, and that the initiative to terminate the employment has been taken by the Company;

e.the Parties have discussed the terms and conditions of termination of the Executive’s employment and corporate position(s) with the Company and/or with companies affiliated to the Company (the Group) and wish to hereby record their agreement in this respect in writing; and

f.by concluding this settlement agreement, the Parties intend to reach a comprehensive settlement.

IT HAS BEEN AGREED AS FOLLOWS:

1.The employment between the Company and the Executive will terminate by mutual consent with effect from 1 July 2020 (the Termination Date).

2.By signing this agreement, the Executive stands down or resigns, as the case may be, with effect from the Termination Date from all other employment or corporate positions he holds with the Company and/or the Group, such as supervisory and management board positions, and all other positions that the Executive holds in his capacity as representative of the Company or the Group, like memberships to branch organisations, without cancelling the membership of the relevant members of the Company or the Group to those organisations. The Executive undertakes to sign such documentation and to take such actions as may be required to give effect to the foregoing.

3.The Executive will continue to carry out his duties diligently until the Termination Date or, if earlier, until the date on which the Executive is released from his duties by the Company, in which case the Executive stands down or resigns from all other employment or corporate positions he holds with the Company and/or the Group as mentioned in clause 2 as from that earlier date.

4.Subject to the provisions of this agreement, the Company will pay the Executive his regular salary and provide him with his regular benefits until the Termination Date unless the Executive is released from his duties in in accordance with clause 3, in which case he will not be entitled to payment of his salary and benefits in relation to his service between 1 June 2020 and the Termination Date. Any outstanding holidays will be deemed to have been taken in the period up to the Termination Date.

5.Any expenses not yet claimed and relating to the period up to the Termination Date will be reimbursed in accordance with the expense policies applicable within the Company from time to time, provided that a request for reimbursement will have been submitted to the Company ultimately on the Termination Date.

6.Within one month after the Termination Date, and provided that the Executive has complied with all of the obligations following from this agreement and the employment agreement, the Company will pay to the Executive a severance payment equal to one annual base salary (including holiday allowance) amounting to EUR 1,352,550 gross (the Severance Payment). The Severance Payment is paid in consideration of the full employment history of the Executive with the Company and Coty Services UK Limited, i.e. with effect from 12 November 2018 until the Termination Date). The Severance Payment is deemed to include any compensation to which the Executive may be entitled in relation to the termination of his employment, including but not limited to any transition payment (transitievergoeding) as referred to in article 7:673 of the Dutch Civil Code, compensation for any part of the applicable notice period not having been observed, and compensation for loss of income and benefits of whatever nature relating to the employment or any other positions held by the Executive with the Group, including the termination thereof, such as entitlements arising from the use of company property and contributions to private insurance and pension arrangements. The Severance Payment will be paid to the Executive in the Netherlands, less taxes and social security premiums.

7.Within one month after the termination of the Executive’s employment with the Company, the Company will effect a normal final payment (eindafrekening), subject to the provisions of this agreement. The Executive will be deemed to have taken up all accrued outstanding holidays in the period up to the Termination Date.

8.The Executive confirms that he has no claims with regard to any incentive compensation and/or share based benefits for any past or future period against the Company and/or the Group, the controlling shareholders and/or their ultimate beneficial owners.

9.The Company will contribute an amount of at maximum EUR 1,500 gross exclusive of VAT towards legal fees incurred by the Executive in respect of legal assistance in connection with the termination of his employment, which amount shall be paid directly to his legal adviser(s) upon receipt by the Company of (an) original specified invoice(s) in the name of the Executive.

10.Ultimately on the Termination Date, the Executive will return to the Company and/or any other party designated by the Company all property of the Company and/or the Group, and all other items made available to him by or on behalf of the Company and/or the Group in connection with the performance of his job, including, but not limited to: company car, smartphone, tablet, laptop, other computer equipment, any and all files, software and diskettes, credit cards, keys, documents, papers, records, notes, agenda, memoranda, plans, calendars, and other books and records of any kind and nature whatsoever containing information concerning the Company and/or the Group, their customers or operations. The Executive herewith confirms that he will not retain copies of any such property or other materials. The Executive confirms that he will in the period up to the Termination Date use any such company property in line with the rules and procedures applicable within the Company and/or the Group in that respect.

11.The Executive confirms that he will not disclose, divulge, or communicate any negative or damaging information about the Company and/or the Group, the controlling shareholders and/or their ultimate beneficial owners.

12.The Executive will keep strictly secret and confidential the existence and contents of this agreement, as well as any other information relating to the settlement or the termination of the employment agreement, unless vis-à-vis the Executive’s civil partner or legal advisor or in case this would be required for the proper implementation of this agreement or as a result of a legal obligation to disclose such information.
13.Any confidentiality and intellectual property clauses as agreed upon between the Executive and the Company and/or the Group in the employment agreement and/or the confidentiality, non-competition and non-solicitation agreement will remain in full force after the Termination Date in accordance with their terms.

14.The non-compete, non-solicitation and non-poaching undertakings as agreed upon between the Executive and the Company and/or the Group in the employment agreement and/or the confidentiality, non-competition and non-solicitation agreement, will remain in full force after the Termination Date in accordance with their terms and including the penalties agreed in case of violation. The Executive confirms that the Severance Payment in clause 6 provides a reasonable compensation for these undertakings as meant in article 7:653, subsection 5 of the Dutch Civil Code.

15.The Executive confirms that he will change any social media profiles (LinkedIn, Facebook, Twitter and any other relevant media being applicable) ultimately at the Termination Date, so that is unambiguously clear that the Executive is no longer employed by the Company. In addition, the Executive shall ensure that the information provided in any of his social media profiles concerning his employment with the Company is accurate, including but not limited to the position, tasks and responsibilities and the duration of the employment.

16.Subject to the provisions of this agreement, the Executive hereby grants the Company and/or the Group full and final discharge as regards any rights or claims he may have towards them following from his employment and/or any other positions he holds with the Company and/or the Group, or the termination thereof.

17.The Executive has been advised by the Company to seek professional legal advice before accepting the terms and conditions as laid down in this agreement, and the Executive confirms that he fully understands the terms and conditions of this agreement and is fully aware of all of the implications arising therefrom.

18.If the Executive becomes incapacitated for work before the Termination Date, this does not change the arrangements made in this agreement. If the Executive becomes ill prior to the Termination Date or within four weeks after the Termination Date, the Executive shall immediately report this to the Company in writing and provide his contact details. The Executive will be obliged to (i) report to the company doctor upon first request, (ii) at all times provide his full cooperation to applicable reintegration obligations, and (iii) provide the Company with all information which it needs to submit to the Executive Insurance Agency (UWV) or other relevant authorities in this respect. If the Executive does not comply with the applicable reintegration obligations, the right of continued payment of wages shall cease. If the Executive is eligible for benefit under the Dutch Sickness Benefit Act (Ziektewet) or Work and Income (Capacity for Work) Act (WIA) or the Return to Work (Partially Disabled Persons) Regulations (WGA), the Executive must strictly comply with the rules and regulations in respect of sickness and incapacity for work as issued by the UWV.

19.All amounts payable under this agreement are gross amounts. The Executive will bear all regular wage withholding and income tax, as well as any social security contributions due in relation to all amounts payable and benefits granted under this agreement, and indemnify and hold harmless the Company and any company of the Group for all these taxes and social security payments including any additional assessments (naheffingsaanslagen), interest and penalties and all costs incurred by them to defend these additional assessments (naheffingsaanslagen), interest and penalties.

20.This agreement constitutes a settlement agreement (vaststellingsovereenkomst) in accordance with Article 7:900 and further of the Dutch Civil Code. The Parties to this agreement irrevocably waive their right to seek rescission and/or annulment of this agreement, it being understood that this will not prevent the Company from summarily dismissing the Executive prior to the Termination Date based on an urgent cause as meant in article 7:678 of the Dutch Civil Code in which case the Executive will no longer be entitled to any financial right under this agreement with the exception of his regular salary and benefits until the last day of his employment. Notwithstanding the above, the Executive has the right to within two weeks after the date of this agreement, revoke his agreement to this settlement in accordance with article 7: 670b, subsection 2 of the Dutch Civil Code by means of a written statement to the Company to that effect.

21.This agreement represents the entire understanding and agreement reached between the Parties in respect of the termination of the Executive’s employment and corporate position(s) with the Company and/or the Group. This agreement supersedes all previous agreements, both oral and in writing, including correspondence, in relation to such subject matters. Modifications and/or amendments to this agreement shall only be valid if agreed in writing between the Parties.

22.This agreement shall be governed by and construed in accordance with the laws of the Netherlands.

23.All disputes arising out of or in connection with this agreement shall be submitted in the first instance to the competent court in Amsterdam.
24.
In witness whereof this agreement was executed in duplicate and signed by the Parties:

[SIGNATURE PAGE TO FOLLOW]

For Coty Management B.V. : /s/ Jaap Bruisma

For acceptance: /s/ Pierre Laubies